PROSPECTUS SUPPLEMENT NO. 4 DATED
DECEMBER 7, 1999                                                Rule 424(b) (3)
                                           Registration Statement No. 333-00667



                               QUIDEL CORPORATION

                        2,366,665 SHARES OF COMMON STOCK

This Prospectus Supplement supplements, and must be received in conjunction with, the information contained in the Quidel Corporation ("Company") Prospectus previously filed with the Securities and Exchange Commission and declared effective on February 13, 1996, as supplemented by Prospectus Supplement No. 1 previously filed with the Commission on February 16, 1996, Prospectus Supplement No. 2 filed on March 18, 1996, and Prospectus Supplement No. 3 filed on October 3, 1996. The information contained in the Selling Security Holder table and footnotes set forth below modifies and supersedes in its entirety the information contained in the Selling Security Holder table and footnotes thereto set forth on pages 9 and 10 of the Prospectus. This Prospectus Supplement must be delivered with a copy of the Prospectus.

SELLING SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Security Holders as of December 6, 1999, as adjusted to reflect the assignment of the warrant originally issued to Genesis Merchant Group Securities. See "Shares Covered."


                                                                         Maximum
                                                                        Number of
                                        Shares Beneficially               Shares                  Shares Beneficially
                                               Owned                    Covered by                      Owned
                                       Prior to Offering (1)        this Prospectus (2)              After Offering
                                     --------------------------    ---------------------     ----------------------------
Name                                   Number      Percent (3)                                 Number     Percent (3)(4)
----------------------------------   ----------   -------------                              ---------   ----------------
Erik Colberg (5)                       10,000             *               10,000                0                *

D. E. Shaw Investments L.P.           350,000           1.6%             350,000                0                *

Diversified Financial                  27,900             *               27,900                0                *
Management Corporation (5)

Grange Trustees Limited,               12,500             *               12,500                0                *
Trustees of
The Chester Trust

Imperial Bank                         117,871             *              117,871                0                *

JB Capital Management,                  6,822             *                6,822                0                *
Inc. (5)
-------------------------------------------------------------------------------------------------------------------------



JMG Convertible Investments L.P.      100,000             *              100,000                0                *

J. P. Morgan Investment             2,015,254           8.9%           1,015,254        1,000,000              4.2%
Corporation

Peter J. Monti (5)                      5,000             *                5,000                0                *

Pomona Capital LP 2                    56,403             *               56,403                0                *

Portola Capital                        50,000             *               50,000                0                *
Management, Inc.

Redington, Inc. (6)                    50,000             *               50,000                0                *

Reliant Trading                       150,000             *              150,000                0                *

Barry S. Rosenstein Corp. (7)          57,126             *               57,126                0                *

Barry S. Rosenstein Corp.              45,000             *               45,000                0                *
Defined Contribution Plan and
Trust

Gail Seneca (5)                        10,595             *               10,595                0                *

SOF Venture Capital, LP                49,291             *               49,291                0                *

SP Offshore Venture Capital            38,462             *               38,462                0                *

Patricia Stapleton (5)                 11,470             *               11,470                0                *

Philip C. Stapleton (5)                11,471             *               11,471                0                *

Steinhardt Partners, LP                25,051             *               25,051                0                *

SZRL (5)                               13,029             *               13,029                0                *

Will K. Weinstein Rev. Trust UA        64,560             *               64,560                0                *
DTD 2/27/90 (5)

T.E. James, Inc. (5)                   12,027             *               12,027                0                *

TQA Leverage Fund, L.P.                76,833             *               76,833                0                *

--------------------------------
*    Less than one percent.

(1)  Represents sole voting and investment power unless otherwise indicated.

(2) All shares covered by this Prospectus are shares of the Company's Common Stock to be obtained by the Selling Security Holders upon exercise of their respective outstanding warrants.

(3) The percentage ownership for each Selling Security Holder is calculated by assuming the exercise or conversion of all outstanding and vested warrants, rights and convertible securities.

(4) The percentage ownership of shares beneficially owned by each Selling Security Holder after the offering is calculated by assuming the sale by each Selling Security Holder of all such Selling Security Holder's shares of the Company's common Stock covered by this Prospectus.

(5) Shares received by assignment of the warrant to purchase 173,250 shares originally issued to Genesis Merchant Group Securities.

(6) These shares are shares of the Company's Common Stock to be obtained upon exercise of outstanding warrants, currently comprised of 25,000 vested warrants and an additional 25,000 warrants whose vesting in increments of 12,500 shares each is conditioned upon the Company's Common Stock trading at or above certain market prices for certain periods of time.

(7)  Includes 376 shares assigned from Genesis Merchant Group Securities.

        The date of this Prospectus Supplement No. 4 is December 7, 1999.


                                       3